EXHIBIT 10.16

November 18, 2014

BY EMAIL (BJP@KSKPA.COM)

Ms. Carol Barnett
c/o Bruce J. Parker, Esq.
Kaplan, Strangis and Kaplan, P.A.
5500 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

Re:           Continued Employment and Separation Agreement

Dear Carol:

This letter confirms your current employment status and terms and proposes an agreement between you and Anika Therapeutics, Inc. (“Anika” or the “Company”) regarding the terms for the continuation of your employment and your separation from employment.

Current Employment Status and Terms

This confirms recent changes in your employment status and terms.  Effective on October 29, 2014, your service as the Company’s Chief Commercial Officer ceased and the Terms of your employment were no longer governed by the July 25, 2012 offer letter agreement between you and the Company (the “Offer Letter”).  You nevertheless remained employed on a full-time basis with the same salary and employee benefits to and including November 7, 2014.  Without a break in your employment, effective on the following business day, November 10, 2014, you transitioned to a part-time position, in which you are employed for ten hours per week at the hourly rate of $10 per hour.  Your position title is Marketing Consultant.  In your capacity as Marketing Consultant, you are not eligible for a bonus, you are not eligible to accrue vacation time and you are not eligible to participate in any Anika employee benefit programs (except for continuation of group medical and dental plan coverage at your own premium cost under COBRA).

The change in your employment terms did not affect the continuous nature of your employment for purposes of the Incentive Stock Option Agreements dated August 20, 2012, January 29, 2013, and January 27, 2014; the Non-Qualified Option Agreements dated August 20, 2013, January 29, 2013, and January 27, 2014; and the Restricted Stock Agreement dated January 27, 2014 (collectively the “Equity Grants”).  You continue to retain all rights under the Equity Grants, except to the extent that you have exercised stock options under certain of the Equity Grants.  For the avoidance of doubt, continued vesting in the Equity Grants is subject to your continued employment.

Ms. Carol Barnett
November 18, 2014

You also remain subject to continuing obligations under your July 25, 2012 Anika Therapeutics, Inc. Employee Confidentiality and Non-Competition Agreement (the “Confidentiality and Non-Competition Agreement”), including your obligations to maintain the confidentiality of Company confidential information, return Company documents and other property and, for twelve months after employment ends, refrain from certain competition and solicitation activities.  Notwithstanding the foregoing, due to your part-time status, you are no longer subject to the obligation to devote full-time efforts to the Company.  Accordingly, Section 6 of the Confidentiality and Non-Competition Agreement is amended by striking the following:  “I will devote my full-time efforts to the Company and.”  The remainder of the Confidentiality and Non-Competition Agreement remains in effect.

Agreement

The remainder of this letter proposes an agreement (the “Agreement”) between you and the Company.  This Agreement replaces the Company’s proposed letter agreements dated October 29, 2014 (the “October 29 Proposal”) and November 11, 2014.  The purpose of this Agreement is to establish an amicable arrangement to continue your employment for a limited period and then end your employment relationship, including releasing the Company and related persons or entities from any claims and permitting you to receive separation pay and related benefits.

You acknowledge that you are entering into this Agreement knowingly and voluntarily.  It is customary in employment separation agreements for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist.  By proposing and entering into this Agreement, the Company is not admitting in any way that it violated any legal obligation that it owed to you.

With those understandings, you and the Company agree as follows:

1.	Employment as a Marketing Consultant

(a) Compensation and Responsibilities

As set forth above, in your new role as a Marketing Consultant, you will continue to be paid at the rate of $10 per hour, you shall not be eligible for a bonus, you shall not accrue vacation time, and you shall not participate in any Anika employee benefit programs (except for the Anika Therapeutics Inc. 401(k) Plan (the “Section 401(k) Plan”) and continuation of group medical and dental plan coverage at your own premium cost under COBRA).  You shall retain your rights as an employee under the Equity Grants for so long as your employment continues, including vesting of the Equity Grants.  Except as otherwise agreed by you and the Company in writing (which may include, without limitation, an exchange of emails with the Company’s President

Ms. Carol Barnett
November 18, 2014

and CEO), you shall work for no more than ten (10) hours per week as the Company reasonably requests.  You shall use your best efforts to perform your employment responsibilities as a Marketing Consultant.  Except as otherwise agreed by you and the Company in writing, you shall perform all services as a Marketing Consultant from your home or other location outside of the Company’s offices.  The Vice President of Commercial Operations or a designee he appoints may assign responsibilities to you, including marketing assistance.  We recognize that you do not have access to the Company’s computer system and this will impose limitations on your access to information and communications.  If at any time you have completed all assignments and no further responsibilities are assigned to you, you will be expected to make diligent efforts to contact the Vice President of Commercial Operations or any designee to obtain assignments within the scope of your duties as a Marketing Consultant.  In your role as a Marketing Consultant, except as may otherwise be agreed in writing by you and the Company, you shall have no authority to make any commitments for the Company or incur business expenses for reimbursement by the Company.

(b) Termination of Employment

Your employment as a Marketing Consultant shall continue until January 29, 2015, when your employment with Anika shall end.  Notwithstanding the foregoing, Anika reserves the right to terminate your employment before January 29, 2015 for Cause.  For purposes of this Agreement, “Cause” means any of the following:

(i)	your failure to use your best efforts to perform your employment responsibilities;

(ii)	your breach of any of the terms of this Agreement; or

(iii)	your breach of any of the terms of the Confidentiality and Non-Competition Agreement, as amended by this Agreement.

The last day of your employment is referred to below as the “Termination Date.”  In accordance with the terms of your Equity Grants, you will have three months after the Termination Date to exercise any vested options unless your termination of employment is due to “Cause” as defined in the Equity Grants in which case exercisability ends on your termination of employment.  For the avoidance of doubt, options may vest on the Termination Date if the vesting date is the same as the Termination Date.  In the case of death or disability, exercisability ends twelve months from the termination due to death or disabilty.  You understand and acknowledge that your right to sell shares of the Company’s common stock during your employment with the Company may be affected by the Company’s Procedures and Guidelines Governing Securities Trades by Insiders.  The Company further agrees that it shall not take any action to delay the “Performance Measurement Date” as defined in your Performance Incentive Stock Option dated January 27, 2014 for the purpose of avoiding vesting of any portion of such stock option.

Ms. Carol Barnett
November 18, 2014

(c) Compensation for Full-Time Employment

You acknowledge that you have received all salary and vacation pay due to you in connection with your full-time employment.  You also acknowledge that you are not eligible for a bonus in connection with your full-time employment or your employment as a Marketing Consultant.

(d) No Other Roles

You acknowledge that you have resigned as a director of Anika Therapeutics S.r.l.  You further acknowledge that you no longer serve as an officer of Anika nor as a director or officer of any subsidiary or other affiliate of Anika.

2.	Return of Property

No later than the Termination Date (and earlier if so required), you shall return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  In the event that you subsequently discover that you continue to retain any such property after the Termination Date, you agree that you will return such property to the Company immediately.

3.	Confidentiality and Non-Competition Agreement

You acknowledge that you are bound by the terms and conditions of the Confidentiality and Non-Competition Agreement and that nothing in this Agreement shall be construed to supersede its terms and conditions, except to the extent that Section 6 of the Confidentiality and Non-Competition Agreement is amended as set forth above.

4.	Release of Claims

In consideration for, among other terms, the Company’s agreement to enable you to continue employment in accordance with the terms of Section 1, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

Ms. Carol Barnett
November 18, 2014

•	relating to your employment by and the agreement that your employment with the Company shall terminate in accordance with this Agreement;
•	of wrongful discharge;
•	of breach of contract (including, but not limited to the Offer Letter);
•
of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination or retaliation under the Age Discrimination in Employment Act, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, and Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964);

•	under any other federal or state statute (including, without limitation, Claims under the Family and Medical Leave Act);
•	of defamation or other torts;
•	of violation of public policy;
•	for wages, bonuses, incentive compensation, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights, if any, under the Company’s Section 401(k) Plan, the Equity Grants and this Agreement or any rights to indemnification that you have for service in your capacity as an officer and employee of the Company and its affiliates under the Company’s articles and by-laws and applicable law.

For the avoidance of doubt, you acknowledge that if the future termination of your employment occurs in accordance with this Agreement, such termination shall not give rise to any Claims.

You agree that you shall not seek or accept damages of any nature, other equitable or legal remedies for your own benefit, attorney’s fees, or costs from any of the Releasees with respect to any Claim.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned to any third party and you have not filed with any agency or court any Claim released by this Agreement.

5.	Confidentiality

You agree to keep the existence and terms of this Agreement (“Agreement-Related Information”) in the strictest confidence and not reveal, unless legally compelled to do so, any Agreement-Related Information to any persons except members of your immediate family, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of the Company to keep Agreement-Related Information confidential. Any violation of this provision will be deemed a material breach of this Agreement.  Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide the Company with advance written notice and a reasonable opportunity to contest such subpoena or court order.  Notwithstanding the foregoing, you shall not be required to maintain the confidentiality of any Agreement-Related Information that the Company publicly discloses.  The foregoing does not prevent you from informing interested parties that you are no longer the Chief Commercial Officer of the Company but you will remain employed by the Company through the end of January to transition your duties or similar statements.

Ms. Carol Barnett
November 18, 2014

6.	Nondisparagement

You agree not to make any disparaging statements concerning the Company or any of its affiliates or current or former officers, directors, shareholders, employees or agents.  You further agree not to take any actions or conduct yourself in any way that would reasonably be expected to affect adversely the reputation or goodwill of the Company or any of its affiliates or any of its current or former officers, directors, shareholders, employees or agents.  These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.  The Company shall direct its officers and directors not to make any disparaging statements concerning you.

7.	References

You agree to direct any potential employers seeking reference information about you to contact Steven Cyr, the Company’s Vice President for Human Resources, or his designee.  Consistent with the Company’s Reference Policy, if contacted, Mr. Cyr will respond to a reference inquiry solely by confirming title and dates of employment.

8.	Future Cooperation

You agree that during the remainder of your employment and for thirty-six (36) months after the Termination Date, you shall cooperate reasonably with the Company and any affiliates (including its and their outside counsel) in connection with (i) the contemplation, prosecution and defense of all phases of existing, past and future litigation about which the Company believes you may have knowledge or information; and (ii) responding to requests for information from regulatory agencies or other governmental authorities (together “Cooperation Services”).  You further agree to make yourself reasonably available to provide Cooperation Services at mutually convenient times during and outside of regular business hours as reasonably deemed necessary by the Company’s counsel; provided that you shall not be required to provide Cooperation Services at any time that would unreasonably interfere with your search for new employment, your new employment or your trustee duties for Carleton College.  The Company shall not utilize this section to require you to make yourself available to an extent that would unreasonably interfere with full-time employment responsibilities that you may have.  Cooperation Services include, without limitation, appearing without the necessity of a subpoena to testify truthfully in any legal proceedings in which the Company or an affiliate calls you as a witness.  The Company shall reimburse you for any reasonable travel expenses that you incur due to your performance of Cooperation Services, after receipt of appropriate documentation consistent with the Company’s business expense reimbursement policy and compensate you for your Cooperation Services (including travel time) at the rate of $165 per hour, except that no compensation shall be provided for time spent testifying as a witness or for any related waiting time but you will be compensated for any time spent preparing for such testimony and any time you are required to travel to appear as a witness or prepare for such testimony, and the Company shall not be obligated to compensate you at the above rate for any services performed during your employment as part of your employment responsibilities pursuant to Section 1(a).  This Section 8 shall not be construed to limit the Company’s rights under Section 20 (“Litigation and Regulatory Cooperation”) of the Confidentiality and Non-Competition Agreement.

Ms. Carol Barnett
November 18, 2014

9.	Legal Representation

This Agreement is a legally binding document and your signature will commit you to its terms.  You acknowledge that you have been advised to discuss all aspects of this Agreement with an attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

10.	Absence of Reliance

In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

11.	Enforcement

(a)           Jurisdiction.  You and the Company hereby agree that the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts shall have the exclusive jurisdiction to consider any matters related to your employment with the Company or this Agreement, including without limitation any claim for violation of this Agreement.  With respect to any such court action, you (i) submit to the jurisdiction of such courts, (ii) consent to service of process, and (iii) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

(b)           Relief.  You agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of your promises set forth in Sections 1-8 of this Agreement and that in any event money damages would be an inadequate remedy for any such breach.  Accordingly, you agree that if you breach, or propose to breach, any portion of your obligations under Sections 1-8 of this Agreement, the Company shall be entitled, in addition to all other remedies it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company and without the necessity of posting a bond.

Ms. Carol Barnett
November 18, 2014

12.	Governing Law; Interpretation

This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

13.	Entire Agreement

This Agreement constitutes the entire agreement between you and the Company with respect to your termination from employment.  This Agreement supersedes any previous agreements or understandings between you and the Company including without limitation the Offer Letter; provided that this Agreement does not supersede the Confidentiality and Non-Competition Agreement (as amended herein) or the Change in Control Agreement between you and the Company dated August 20, 2012.

14.	Time for Consideration; Effective Date

You were given the opportunity to consider the October 29 Proposal for twenty-one (21) days before signing it, i.e., until November 19, 2014.  You proposed material modifications to the October 29 Proposal.  The Company proposed this Agreement in response.  You acknowledge that such modifications do not restart the twenty-one (21) day consideration period, and therefore you agree that the deadline for acceptance of this Agreement is November 19, 2014.  To accept this Agreement, you must return a signed original or PDF copy of this Agreement so that it is received by Robert Hale (rhale@goodwinprocter.com), the Company’s attorney in this matter, on or before November 19, 2014.  If you sign this Agreement before November 19, 2014, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement to and including November 19, 2014.  For the period of seven (7) days from the date when this Agreement becomes fully executed, you have the right to revoke this Agreement by written notice to Mr. Hale.  For such a revocation to be effective, it must be delivered so that it is received by Mr. Hale at or before the expiration of the seven (7) day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

Ms. Carol Barnett
November 18, 2014

Please indicate your agreement to the terms of this Agreement by signing and returning to Mr. Hale the original or PDF copy of this letter within the time period set forth above.

Very truly yours,

ANIKA THERAPEUTICS, INC.

By:	/s/ Steven Cyr for Charles H. Sherwood	November 18, 2014
	Charles H. Sherwood, Ph.D.	Date
Chief Executive Officer

I agree to the terms of this Agreement and to abide by its terms in exchange for the continuation of my employment on the terms set forth above:

/s/ Carol Barnett	November 18, 2014
Carol Barnett	Date